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              OPPENHEIMER/QUEST FOR VALUE GLOBAL EQUITY FUND, INC.
                            ADMINISTRATION AGREEMENT

     AGREEMENT made as of the ____ day of October, 1995, by and between OPPENHEIMER/ QUEST FOR VALUE GLOBAL EQUITY FUND, INC., a Maryland corporation (the "Company") and OPPENHEIMER MANAGEMENT CORPORATION, a Colorado corporation (the "Administrator").

     WHEREAS, the Company is an open-end, diversified, management investment company registered with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act") and the Administrator is engaged in the business of providing investment management and advisory services;

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company and the Administrator agree as follows:

     1.   GENERAL PROVISIONS:

          The Company hereby employs the Administrator and the Administrator hereby undertakes to act as the corporate administrator of the Company and to perform for the Company such other duties and functions for the period and on such terms as are set forth in this Agreement. In performing its duties hereunder, the Administrator shall at all times conform to, and use its best efforts to enable the Company to conform to:

          (a) the provisions of the 1940 Act and any rules or regulations thereunder;

          (b)  any other applicable provisions of state or federal law;

          (c) the provisions of the articles of incorporation and by-laws of the Company as amended from time to time;

          (d) the policies and determinations of the Company's Board of Directors;


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          (e)  the investment objectives and policies and investment restrictions of the Company as reflected in its registration statement under the 1940 Act or as such objectives, policies and restrictions may from time to time be amended; and

          (f) the Prospectus, if any, of the Company in effect from time to time. The appropriate officers and employees of the Administrator shall be available upon reasonable notice for consultation with any of the Company's directors or officers with respect to any matters relating to the Administrator's duties and functions under this Agreement.

     2.   ADMINISTRATION:

          (a) the Administrator shall, subject to the direction and control of the Company's Board of Directors: (i) provide the Company with adequate office space, facilities, equipment and personnel; (ii) determine and publish the Company's net asset value in accordance with such policies as may be adopted from time to time by the Company's Board of Directors; (iii) compile and maintain the Company's books and records with respect to its operations as required by Rule 31a-1 under the 1940 Act and such other records as may reasonably be required; (iv) prepare the Company's proxy materials for annual and special meetings of the Company's shareholders, as well as semi-annual reports to shareholders; (v) prepare such financial or other information required for the Company's reports to the Commission; and (vi) respond to or refer to the Company's officers or transfer agents, shareholders' inquiries relating to the Company.

          (b) so long as the Administrator shall have acted with due care and in good faith, the Administrator shall not be liable to the Company, its shareholders or others for losses resulting from any error in judgement, mistake of law or any other act or omission in the course of or connected with, rendering services hereunder. Nothing herein contained shall, however,


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be construed to protect the Administrator against any liability to the Company or its shareholders arising out of the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under this Agreement.

          (c) nothing in this Agreement shall prevent the Administrator or any entity controlling, controlled by or under common control with the Administrator or any officer thereof from acting as an administrator or an investment adviser for any other person, firm or corporation and shall not in any way limit or restrict the activities of the Administrator or any entity controlling, controlled by or under common control with the Administrator or any of its directors, officers, stockholders or employees if such activities will not adversely affect or otherwise impair the performance by the Administrator of its duties and obligations under this Agreement.

     3.   ALLOCATION OF EXPENSES:

          The Administrator will bear all costs and expenses of its employees and overhead incurred by it in connection with its duties hereunder. All other expenses (other than those to be paid by the Company's investment adviser under an investment advisory agreement, by any underwriter under an underwriting agreement concerning the Company's shares or by the Company's distributor under a distribution agreement), shall be paid by the Company, including, but not limited to:

          (a)  interest expense, taxes and governmental fees;

          (b) brokerage commissions and other expenses incurred in acquiring or disposing of the Company's portfolio securities;


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          (c)  insurance premiums for fidelity and other coverage requisite to the Company's operations;

          (d) fees of the Company's directors other than those who are interested persons of the Administrator and out-of-pocket travel expenses for all directors and other expenses incurred by the Company in connection with directors' meetings;

          (e)  outside legal and audit expenses;

          (f) custodian, dividend disbursing and transfer agent fees and expenses;

          (g) expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Company, including preparation of stock certificates;

          (h) fees and expenses, other than as hereinabove provided, incident to the registration or qualification of the Company's shares for sale with the Commission and in various states and foreign jurisdictions;

          (i) expenses of printing and mailing reports and notices and proxy material to the Company's shareholders;

          (j) all other expenses incidental to holding regular annual meetings of the Company's shareholders;

          (k) such extraordinary non-recurring expenses as may arise, including litigation affecting the Company and the legal litigation affecting the Company and the legal obligation which the Company may have to indemnify its officers and directors with respect thereto.

     Notwithstanding the foregoing, the Administrator shall pay all salaries and fees of the Company's officers and directors who are interested persons of the Administrator.

     4.   COMPENSATION OF THE ADMINISTRATOR:


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          The Company agrees to pay the Administrator and the Administrator agrees to accept as full compensation for the performance of all its functions and duties to be performed hereunder, an annual fee equal to an amount computed by applying an annual percentage rate of 0.25% to the Company's daily net assets. Determination of net asset value will be made in accordance with the policies disclosed in the Company's registration statement under the 1940 Act. The fee is payable at the end of each calendar month.

     5.   DURATION:

          This Agreement will become effective as of the date hereof. This Agreement will continue in effect for two years from the date hereof and thereafter (unless sooner terminated in accordance with this Agreement) for successive periods of twelve months so long as each continuance shall be specifically approved at least annually by (1) the vote of a majority of those directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, (2) a majority of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of the Company.

     6.   TERMINATION:

          This Agreement may be terminated (i) by the Administrator at any time, without payment of any penalty upon giving the Company one hundred twenty (120) days' written notice (which notice may be waived by the Company) or (ii) by the Company at any time, without payment of any penalty upon sixty (60) days' written notice to the Administrator (which notices may be waived by the Administrator), provided that such termination by the Company shall be directed or approved by the vote of the majority of all of the directors of the Company or by the vote of a majority of the outstanding voting securities of the Company.


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     7.   ASSIGNMENT OR AMENDMENT:

          This Agreement may be amended only if such amendment is specifically approved by (i) the vote of the outstanding voting securities of the Company and
(ii) a majority of the Board of Directors of the Company, including a majority of those directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act and the rule thereunder.

     8.   GOVERNING LAW:

          This Agreement shall be interpreted in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act and the rules thereunder. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     9.   SEVERABILITY.

          If any provisions of this Agreement shall be held or made unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby.

     10. As used in this Agreement, the terms "interested person" and "vote of a majority of the outstanding voting securities of the Company" shall have the respective meanings set forth in Sections 2(a)(19) and 2(a)(42) of the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              OPPENHEIMER/QUEST FOR VALUE


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                                        GLOBAL EQUITY FUND, INC.



Attest: ______________________          By:  _______________________

                                        Title: _______________________




                                        OPPENHEIMER MANAGEMENT
                                        CORPORATION


Attest: ______________________          By:  _______________________
        Katherine P. Feld                    Andrew J. Donohue
   Secretary                            Executive Vice President





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